Exhibit 10.50

October 29, 2009

Mr. Lindon Shiao
President and CEO
Gridsense Pty Ltd
2568 Industrial Blvd., Suite 100
West Sacramento, CA 95691

Dear Lindon:

This Letter of Intent sets forth certain binding understandings and agreements between Acorn Energy, Inc., a Delaware corporation (“Buyer”), and, Gridsense Pty Ltd, a registered company under the Australian Corporations Act of 2001 and taken to be registered in Victoria, Australia, (together with its subsidiaries and the principal shareholders of Gridsense Pty Ltd (“GPL”) who have executed this Letter of Intent (collectively, “Seller”), regarding the acquisition by Buyer of all of the issued and outstanding shares of GPL not otherwise owned by Buyer including any shares resulting from conversion of SCRN debt issued by GPL as described below (the “Shares”) and GPL’s existing debt owed to note holders other than Buyer (known as “SCRN”) in the aggregate principal amount of US $1,128,339 together with accrued and unpaid interest (the “GPL Debt”) as further described in this Letter of Intent (the “Transaction”). Buyer and its counsel shall be responsible for preparing an initial draft of the definitive acquisition agreement (the “Definitive Agreement”), which shall contain customary representations, warranties, covenants, conditions and indemnities, and such other related documents as may be necessary or appropriate.

Binding Letter of Intent.  The parties have entered into this Letter of Intent desiring to set forth their understandings and agreements relating to the transaction described below, and realizing that time is of the essence the parties intend for this Letter of Intent to be binding and for the parties to be bound by the understandings and agreements set forth below.  Therefore, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.
Basic Transaction Structure. The shareholders of GPL other than Buyer (the “GPL Shareholders”) will sell all of their Shares constituting all of the issued and outstanding shares of GPL other than those shares owned by Buyer and all of their GPL Debt, to Buyer in accordance with the terms of this Letter of Intent. Seller may effect the acquisition of the Shares by means of a merger, direct acquisition or other transaction structure as determined by Buyer in its sole discretion. Buyer shall use its good faith efforts to structure the acquisition of the Shares and GPL Debt such that it will constitute a tax-free reorganization if possible and practicable for Buyer to do so.

4 W. Rockland Road, P.O. Box 9, Montchanin, DE 19710   www.acornenergy.com  Tel: (302) 656-1707   Fax: (302) 656-1703

2.
Consideration.  The consideration to be provided by Buyer to the GPL Shareholders for the Shares will be comprised of (a) an amount equal to US $4,383,720 multiplied by a fraction, the numerator of which is the number of Shares and the denominator of which is the total number of issued and outstanding shares of GPL at Closing (the “Ownership Fraction”), payable at Closing as set forth below, and (b) an earnout amount equal to the gross sales of GPL for the 2010 calendar year which are in excess of US $4,383,720 (the “Incremental Sales Increase”) multiplied by 50% and further multiplied by the Ownership Fraction, but such amount would be capped at an amount equal to US $2,435,400 multiplied by the Ownership Fraction, and payable as soon as the Incremental Sales Increase can be reasonably determined by Buyer’s auditor as set forth below but in no event prior to the date of Buyer’s auditor’s report related to the consolidated financial statements of Buyer for the year ending December 31, 2010 that are included in Buyer’s Form 10-K and filed with the U.S. Securities and Exchange Commission for such year. For illustrative purposes only, the calculation of the earnout is illustrated as follows (all figures US):

A.	2010 GPL gross sales - $9,000,000

•	$9,000,000
 -4,383,720
$4,616,280

•	$4,616,280 x 50% x 35,202,812/50,917,097 = $1,595,790

•	Maximum amount of earnout is:

$2,435,400 x 35,202,812/50,917,097 = $1,683,836

•	Earnout is $1,595,790

B.	2010 GPL gross sales - $10,000,000

•	$10,000,000
   -4,383,720
  $ 5,616,280

•	$5,616,280 x 50% x 35,202,812/50,917,097 = $1,941,548

•	Maximum amount of earnout is:

$2,435,400 x 35,202,812/50,917,097 = $1,683,836

•	Earnout is $1,683,836

The consideration to be furnished by Buyer to the GPL Shareholders for the GPL Debt will be US $1,128,339 plus the accrued and unpaid interest as of the date of Closing. One-half of such consideration for the GPL Debt will be payable in shares of common stock of Buyer as described below, and one-half of such consideration will be paid in cash at Closing.

Sales, the dollar amount of the consideration and other figures will be based upon US currency using the currency conversion rates effective October 16, 2009 as shown on Exhibit A attached hereto unless otherwise stated in this Letter of Intent and US GAAP, and any adjustments and conversions will be made in accordance with US GAAP. The consideration to be furnished at Closing for the Shares and one-half of the GPL Debt will be in shares of common stock of Buyer as traded on the NASDAQ Global market, symbol ACFN (the “Buyer Shares”), and the number of Buyer Shares to be furnished at Closing by Buyer to the GPL Shareholders will be determined and based on a per share price of $5.91 being the volume weighted average price of Buyer’s common stock on the NASDAQ Global Market during the twenty trading sessions that ended on October 16, 2009 (see calculation on Exhibit A). The earnout portion of the consideration to be furnished under clause (b) above would be provided in cash or Buyer Shares or any combination thereof at Buyer’s discretion (provided, however, Buyer will give good faith consideration to the combination of cash and/or Buyer Shares to be provided in payment of the earnout as requested by the GPL Shareholders), and the number of Buyer Shares, if any, to be furnished under clause (b) above will be determined and based on the volume weighted average price of Buyer’s common stock on the NASDAQ Global Market during the 20 trading sessions that end on the day of the date of Buyer’s auditor’s report related to the consolidated financial statements of Buyer for the year ending December 31, 2010 that are included in Buyer’s Form 10-K and filed with the U.S. Securities and Exchange Commission for such year.

The Buyer Shares issued in consideration for both the Shares and the GPL Debt will be subject to escrow and a lock-up agreement providing for the escrow and lock-up of 50% of such shares for six months following the date of issuance and 50% of such shares for 12 months following the date of issuance.

3.
Bridge Loan.  In connection with this Letter of Intent, Buyer has made a bridge loan to GPL in the amount of US $550,000 with an annual interest rate of 8% per annum and a term of 24 months (the “Bridge Loan”).  Of such Bridge Loan $500,000 will be used by GPL for working capital, and $50,000 (AUD $54,387) will be used by GPL to promptly pay down debt owed to Keenan Campbell as described below.

In the event the Transaction does not close or is terminated, then Buyer at Buyer’s sole discretion may declare the unpaid principal and accrued interest of the Bridge Loan together with the US $730,620 debt (principal amount) plus accrued and unpaid interest owed by GPL to Buyer immediately due and payable or convert such debt (including accrued and unpaid interest) to shares of GPL equal in all rights and other respects with the GPL Shares using a conversion price as described below.

In the event Buyer terminates negotiations or does not close due to a material adversity or adversities discovered by Buyer in its due diligence or such occurs prior to Closing (and as so determined by Buyer in its sole good faith discretion) or GPL breaches any of its obligations under this Letter of Intent or the Definitive Agreement, or GPL terminates negotiations of this Transaction or refuses to close for any reason other than a breach by Buyer of its obligations under this Letter of Intent or the Definitive Agreement, then the conversion price will be CDN $0.038 per GPL share.

In the event Buyer terminates negotiations of this Transaction or does not close due to any other reasons or GPL terminates negotiations of this Transaction or refuses to close due to a breach by Buyer of its obligations under this Letter of Intent or the Definitive Agreement, then the conversion price will be CDN $0.125 per GPL share.

4.
Further Investment. Buyer will, in the event of Closing, provide GPL with additional working capital up to US $2,000,000 in the form of equity or debt in the sole discretion of Buyer as well as cash equity sufficient to enable GPL to satisfy its obligation to Keenan Campbell as described in Section 6(h) below.

5.
Noncompetition Agreements. At the Closing Lindon Shiao, Kevin Anderson, Doug McKay and other executives and employees of GPL determined to be important to GPL’s business by Buyer in its sole discretion (the “Business”) will execute three-year noncompetition agreements (covering the period of employment and three years thereafter) in favor of Buyer. The agreements would also prohibit such executives and employees from soliciting employees and customers of Seller and would include restrictions on disclosing confidential information and assignment of inventions and intellectual property.

6.	Conditions. Consummation of the Transaction is conditioned upon:

a.
Completion of due diligence investigation, satisfactory to Buyer in its sole discretion, of (i) the business, operations and capabilities of Seller, (ii) the financial books and records of Seller, (iii) ongoing contracts with third parties, and (iv) such other matters relating to the operation and capabilities of Seller as Buyer deems appropriate, all to be completed within 90 days of the date of execution of this Letter of Intent;

b.	Negotiation and execution of a Definitive Agreement;

c.	Absence of any material adverse change in Seller’s business, financial condition, prospects, assets or operations since December 31, 2008;

d.	Absence of pending or threatened litigation regarding the Definitive Agreement or the transactions to be contemplated thereby;

e.	Delivery of customary legal opinions, closing certificates and other documentation;

f.	Receipt of any other governmental, environmental, regulatory or third party consents and approvals required in connection with the Definitive Agreement and the transactions contemplated thereby;

g.	Receipt of the approval of the Transaction by the Boards of Directors of Buyer and Seller and the GPL Shareholders;

h.
In addition to other customary closing conditions, GPL will cause the following to occur prior to Closing: (i) the royalty payment percentage payable by GPL to Kevin Anderson will be reduced from 12% to 6% and GPL will issue to Kevin Anderson or his designee 400,000 shares of GPL, and (ii) the debt (inclusive of principal and accrued and unpaid interest) of AUD $1,400,000 (US $1,287,076) owed by GPL to Keenan Campbell will be reduced to AUD $700,000 (US $643,538) of which amount AUD $645,613 (US $593,538) will be payable by GPL to Keenan Campbell at Closing (such debt having been paid down with the payment of AUD $54,387 (US $50,000) earlier paid by GPL to Keenan Campbell per Section 3 above);

i.
GPL covenants and agrees to provide Buyer with audited financial statements which are in compliance with U.S. Securities and Exchange Commission reporting requirements for the year ended December 31, 2009 within 45 days following Closing; and

j.
Execution of this Letter of Intent and the Definitive Agreement by the number of shareholders of GPL required by Australian law and GPL’s constitution and other corporate documents to make this Letter of Intent and the Definitive Agreement binding and enforceable as to GPL and all of GPL’s Shareholders.

7.	Timing. The Closing will occur on or about January 5, 2010 subject to the terms of this Letter of Intent and the Definitive Agreement.

8.
Exclusive Dealings.  In consideration of the time, effort and other expense by each of the parties in connection with the Bridge Loan made by Buyer to GPL and the negotiation of this Letter of Intent and the Definitive Agreement, Seller and the GPL Shareholders agree that they will not, after the date of the acceptance of this Letter of Intent and until the later of (i) 90 days after the date of acceptance of this Letter of Intent and (ii) the date either party terminates this Letter of Intent in accordance with Section 14 below (the “Termination Date”), solicit or encourage any offer, proposal or inquiry from, or engage in any discussions or negotiations with, any person regarding the sale or lease of any material part of the Business or of the GPL Shares and GPL Debt or any equity interests in Seller or the merger or consolidation of Seller except as contemplated by this Letter of Intent. Seller shall immediately notify Buyer regarding any contact between Seller or its representatives and any other person regarding any such offer or proposal or related inquiry.  The Definitive Agreement shall also provide for a period of exclusive dealing until the Closing occurs. Seller and the GPL Shareholders represent that neither they nor any of their affiliates are party to or are bound by any agreement with respect to any transaction of the type described in this paragraph other than as contemplated by this Letter.

9.
Access; Due Diligence.  Seller shall permit Buyer and its counsel, accountants and other representatives full access during normal business hours to all the properties, assets, books, records, agreements and other documents of Seller.  Seller shall furnish to Buyer and its representatives all information concerning the Business as Buyer may request.  Seller shall permit and facilitate communications between Buyer and Seller’s suppliers, customers, landlords and other persons having relationships with the Business.

10.
Disclosure.  Except as and to the extent required by law and applicable securities, regulations and market exchange rules and regulations, without the prior written consent of the other party, neither Buyer nor Seller shall, and each shall direct its representatives not to, directly or indirectly, make any public announcement of, or otherwise disclose or permit the disclosure of, the parties’ negotiations, the signing of this Letter of Intent or any of the terms, conditions or other aspects of the transactions proposed in this Letter of Intent.

11.
Confidentiality. Except as and to the extent required by law and applicable securities, regulations and market exchange rules and regulations, Buyer shall not disclose or use, and shall cause its representatives not to disclose or use, any Confidential Information (as defined below) with respect to Seller furnished, or to be furnished, by Seller or its respective representatives to Buyer or its representative in connection herewith at any time or in any manner other than in connection with the Transaction.  For purposes of this Section, “Confidential Information” means any information about Seller stamped “confidential” or identified in writing as such to Buyer by Seller; provided that it does not include information which Buyer can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by Buyer or (ii) is obtained by Buyer from a source other than Seller, provided that such source was not bound by a duty of confidentiality to Seller or another party with respect to such information.  If this Letter of Intent is terminated pursuant to Section 14 below, Buyer shall promptly either destroy all Confidential Information in its possession or return to Seller any Confidential Information in its possession.  If either party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the other party prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. In the event that the Closing shall not occur, each of Buyer and Seller shall immediately destroy or deliver, or cause to be delivered, to the other (without retaining any copies thereof) any and all documents, statements or other written information obtained from the other that contain confidential information. The parties acknowledge and agree that the provisions of this paragraph are necessary for the protection of the other’s confidential information, its business and goodwill, its competitive position, and its legitimate business interests and that such provisions are reasonable for such purposes.  The parties acknowledge and agree that any breach of any covenant contained in this paragraph will cause irreparable injury and damage to the other party, as to which money damages alone would not adequately compensate the non-breaching party.  Accordingly, the parties consent, in the event of any breach of the covenants contained in this paragraph, to the granting of preliminary and permanent injunctive relief against any continuing breach, in addition to and not in limitation of any other rights, remedies, or damages available to the non-breaching party at law or in equity.

12.
Conduct of Business. During the period from the date this Letter is signed by Seller and the Termination Date, Seller shall operate its business in the ordinary course, shall refrain from extraordinary transactions and shall:

a.	Conduct the operations of the Seller in the normal and customary manner in the ordinary course of business;

b.	Maintain and keep the tangible assets, and any tangible assets leased under leases to be assumed by Buyer, in good operating order, repair and condition;

c.	Keep in full force and effect all insurance coverage;

d.	Perform all of Seller’s obligations under all contracts and leases, and not amend, alter or modify any provision thereof;

e.	Use its best efforts to preserve Seller’s organization intact and maintain its relationships with its employees, suppliers and customers;

f.	Promptly advise Buyer of any adverse change in the condition (financial or otherwise) of Seller’s business or assets;

g.	Promptly advise Buyer of the occurrence of any event or circumstance which affects the consummation of the transactions contemplated by this Letter of Intent;

h.
Not create or permit to exist any security interest, mortgage, pledge, lien, charge, encumbrance, easement, restrictive covenant or adverse claim of any kind or nature with respect to any of the Seller’s assets;

i.	Not sell or dispose of any assets, except in the ordinary course of business;

j.	Promptly advise Buyer of any material change in the identity of or compensation payable to any of Seller’s employees;

k.	Not make any capital improvement or expenditure;

l.	Maintain and collect receivables and extend credit terms to its customers in the ordinary course of business consistent with past practices;

m.	Amend the constitution, articles or certificate of incorporation or bylaws of Seller;

n.	Pay any dividends to the shareholders of Seller;

o.	Take any action which is inconsistent with the tax or accounting treatment described above;

p.	Issue any shares of stock of the Seller, any securities convertible into stock of the Seller or any options or other rights to acquire any such securities or issue any debt instruments;

q.	Effect a recapitalization; or

r.	Agree to do any of the foregoing.

13.
Costs.  Each of Seller and Buyer will pay its own direct costs and expenses, including the fees of attorneys, accountants, brokers and other advisors, incurred at any time in connection with the transactions contemplated herein. Seller and the GPL Shareholders will pay all sales, use and transfer taxes related to the Closing of the transactions contemplated by this Letter of Intent.

14.	Termination. This Letter of Intent may be terminated:

a.
by a party that has fulfilled its obligations under this Letter of Intent upon written notice to the other party of a material breach of any provision that has not been remedied by such breaching party within five business days after the receipt of such notice;

b.
upon written notice by any party to the other party if the Definitive Agreement has not been executed by January 5, 2010 or as otherwise agreed by the parties in writing.  The termination of this Letter of Intent shall not affect the liability of a party for breach of any of the provisions prior to the termination; and

c.
by Buyer upon written notice delivered to Seller if Buyer determines that on the basis of information gained in the course of due diligence, it is infeasible to proceed with the transactions contemplated by this Letter of Intent.

Upon termination of this Letter of Intent, the parties shall have no further obligations hereunder, except that the provisions of Sections 3, 8, 10, 11, 13, 14, 17, and 18 shall survive any such termination.

15.
Amendment.  Any waiver, amendment, modification or supplement of or to any term or condition of this Letter of Intent shall be effective only if in writing and signed by both parties hereto, and the parties hereby waive the right to amend the provisions of this paragraph orally.

16.
Non-Assignment.  This Letter of Intent is not, and the Definitive Agreement will not be, assignable by any party thereto without the prior written consent of all other parties, except that Buyer may assign some or all of its rights or obligations under this Letter of Intent and the Definitive Agreement to a subsidiary of Buyer so long as Buyer provides a guarantee satisfactory to Seller of all that subsidiary’s obligations thereunder.

17.
Choice of Law; Venue.  This Letter of Intent and the Definitive Agreement will be construed and enforced in accordance with the laws of the State of Delaware, other than its rules with respect to choice of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter of Intent may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

18.
Counterparts.  This Letter of Intent may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same document.

If you agree with the foregoing, please sign and date this Letter of Intent in the space provided below and return it to the undersigned on or before 5:00 p.m., November 6, 2009. This Letter of Intent will be effective upon execution by GPL and GPL Shareholders who hold in the aggregate at least 50% of the shares of GPL excluding those shares held by Buyer. This Letter of Intent will expire unless we have received this letter signed by you and the GPL Shareholders described in the preceding sentence within the time period set forth above in this paragraph or if sooner rejected.

Sincerely,

ACORN ENERGY, INC.

By:
Name:	John A. Moore
Title:	President and CEO

Accepted and agreed to this
_____ day of ____________, 2009

GRIDSENSE PTY LTD

By:
Name:	Lindon Shiao
Title:	President and CEO

GPL SHAREHOLDERS &
SCRN NOTE HOLDERS

Campbell Keenan
Lindon Shiao

Hans Wick
David Wick

Prime Energy Partners
Paul Dunkley

By:
Name:
Title:
Kevin Anderson

Mark Pasquale, individually and
as custodian for his IRA and	Doug McKay
custodian for Alexander Pasquale
and Julie Pasquale

Exhibit “A”

•           GPL Debt – CDN $1,158,274 = US $ $1,128,339

•           Consideration – CDN $4.5 mn = US $4,383,720

•           Initial cap factor for earnout of CDN $2.5 mn = US $2,435,400

•           Debt owed by GPL to Buyer - CDN $750 k = US $730,620

•           Debt owed by GPL to Keenan Campbell - AUD $1,400,000 = US $1,287,076

Currency Conversion Rates at October 16, 2009

(Source - http://www.oanda.com/convert/classic?lang=en)

1 Canadian Dollar = 0.97416 US Dollar

1 US Dollar (USD) = 1.02653 Canadian Dollar (CAD)

 1 Australian Dollar = 0.91934 US Dollar

1 US Dollar (USD) = 1.08774 Australian Dollar (AUD)

1 Australian Dollar = 0.94403 Canadian Dollar

1 Canadian Dollar (CAD) = 1.05928 Australian Dollar (AUD)

Volume Weighted Average Price of Buyer’s Shares

	Date	Open	Close/Last	Volume

1	10/16/2009	6.57	6.99	172,724	1,207,341

2	10/15/2009	6.47	6.55	24,314	159,257

3	10/14/2009	6.305	6.49	100,570	652,699

4	10/13/2009	6.34	6.26	45,334	283,791

5	10/12/2009	6.07	6.29	33,848	212,904

6	10/9/2009	6.07	5.98	78,065	466,829

7	10/8/2009	6.35	6.08	129,473	787,196

8	10/7/2009	5.5	6.35	192,581	1,222,889

9	10/6/2009	5.31	5.5	69,402	381,711

10	10/5/2009	5.15	5.29	44,155	233,580

11	10/2/2009	5.17	5.29	32,748	173,237

12	10/1/2009	5.39	5.31	24,807	131,725

13	9/30/2009	5.34	5.46	26,597	145,220

14	9/29/2009	5.57	5.47	29,533	161,546

15	9/28/2009	5.4	5.57	65,260	363,498

16	9/25/2009	5.39	5.37	66,345	356,273

17	9/24/2009	5.33	5.4099	178,394	965,094

18	9/23/2009	5.73	5.41	169,555	917,293

19	9/22/2009	5.8	5.72	96,746	553,387

20	9/21/2009	5.88	5.73	182,467	1,045,536
				1,762,918	10,421,004	$5.91	VWAP